Exhibit 27(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 4 to the Registration Statement of Fidelity Investments Variable Life Account I of Fidelity Investments Life Insurance Company on Form N-6 of our report dated March 31, 2006, relating to the consolidated financial statements of Fidelity Investments Life Insurance Company, and our report dated March 22, 2006, relating to the financial statements of Fidelity Investments Variable Life Account I of Fidelity Investments Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

/s/Pricewaterhousecooper LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 21, 2006